                                                                  EXHIBIT 10(M)




                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                            MCMILLIAN PARTNERS, L.P.




                                JANUARY 20, 1995





THE LIMITED PARTNERSHIP INTERESTS OF MCMILLIAN PARTNERS, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THOSE LAWS. THE INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (i) THE SECURITIES ACT, (ii) ANY APPLICABLE STATE SECURITIES LAWS AND
(iii) THE TERMS AND CONDITIONS OF THIS AGREEMENT. THE INTERESTS WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH THOSE LAWS AND THIS AGREEMENT.

                               TABLE OF CONTENTS


ARTICLE I
         ORGANIZATION AND PURPOSE
                 Section 1.01.  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.02.  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.03.  Purpose and Scope of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.04.  Authority of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.05.  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.06.  Principal Place of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.07.  Registered Agent and Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II
         OPERATIONS; INDEMNIFICATION
                 Section 2.01.  Management of Partnership; Authority  . . . . . . . . . . . . . . . . . . . . . . . .   3
                 Section 2.02.  Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 Section 2.03.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.04.  Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.05.  Exculpation; Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.06.  Permitted Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III
         FINANCING
                 Section 3.01.  Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.02.  Limited Liability of Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.03.  Treatment of Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.04.  Loans from Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.05.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.06.  Disbursements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 3.07.  Withdrawal of Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV
         DEFINITIONS, ALLOCATIONS, DISTRIBUTIONS AND TAX MATTERS
                 Section 4.01.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 4.02.  Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 4.03.  Allocations for Book Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 4.04.  Special Allocations for Book Purposes . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 4.05.  Allocations for Tax Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 4.06.  Distributions to Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.07.  Tax Status, Elections and Modifications to Allocations  . . . . . . . . . . . . . . .  16
                 Section 4.08.  Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.09.  Books of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 4.10.  Partnership Tax Returns and Annual Statement  . . . . . . . . . . . . . . . . . . . .  17
                 Section 4.11.  Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                 Section 4.12.  Financial Reports to Limited Partners . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 4.13.  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 4.14.  Minimum Allocation to General Partners  . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V
         REMOVAL OF GENERAL PARTNER
                 Section 5.01.  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 5.02.  Effect of Removal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI
         ASSIGNMENT
                 Section 6.01.  Transfers Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 6.02.  Consequences of Transfers Generally . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 6.03.  Substituted Partner; Withdrawal of Transferor Partner . . . . . . . . . . . . . . . .  21
                 Section 6.04.  Purchase of General Partner's Partnership Interest at Election of the General
                          Partner or the Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VII
         WITHDRAWAL, DISSOLUTION, AND TERMINATION
                 Section 7.01.  Withdrawal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 7.02.  Dissolution of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 7.03.  Continuation and Reconstitution of Partnership  . . . . . . . . . . . . . . . . . . .  25
                 Section 7.04.  Death, etc. of a Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 7.05.  Termination of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 7.06.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VIII
         GENERAL
                 Section 8.01.  LIMITED PARTNER REPRESENTATIONS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . .  28
                 Section 8.02.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 8.03.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 8.04.  Governing Laws and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 8.05.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.06.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.07.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.08.  Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.09.  Tense and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.10.  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.11.  Benefits of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.12.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 8.13.  Representations and Warranties of Each Partner  . . . . . . . . . . . . . . . . . . .  31

SCHEDULE A

                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                            MCMILLIAN PARTNERS, L.P.




         THIS LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is made and
entered into as of the          day of January, 1995 (the "Effective Date"), by
and among McMillian Holdings, Inc., a Texas corporation as the General Partner, and TAL Financial Corporation, a Nevada corporation, as the Limited Partner. Unless otherwise indicated, all capitalized terms used in this Agreement shall have the meaning ascribed to them in Section 4.01.

         For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned (referred to collectively as the "Partners" and individually as a "Partner") hereby agree as follows:


                                   ARTICLE I

                            ORGANIZATION AND PURPOSE

         Section 1.01. Name. The name of the Partnership is MCMILLIAN PARTNERS, L.P. All business and affairs of the Partnership shall be conducted solely under, and all Partnership Assets (as that term is defined in Section 1.03) shall be held solely in, such name.

         Section 1.02. Term. The Partnership shall continue under this Agreement (as amended from time to time) until dissolved upon the occurrence of an event that causes the dissolution of the Partnership in accordance with the provisions of this Agreement, and thereafter to the extent provided by applicable law, until wound up and terminated as provided herein.

         Section 1.03. Purpose and Scope of Business. The Partnership is organized for the following objectives and purposes: (a) to enter into (i) the Limited Partnership Agreement of Tele-Com and (ii) the Limited Partnership Agreement of Northwest, (b) to exercise all rights and powers granted to it as general partner of each of the Tele-Com Entities pursuant to the Limited Partnership Agreement of Tele-Com and the Limited Partnership Agreement of Northwest, (c) to carry on the business of the Tele-Com Entities of acquiring, investing, owning, constructing, maintaining, promoting, selling, disposing and otherwise developing the Systems and other cable television systems in areas in which either of the Tele-Com Entities have a franchise; and (d) to do all other lawful things necessary, appropriate or advisable in connection with these purposes. The assets of the Partnership, whether now or hereafter owned, including without limitation the assets comprising the Systems, are herein sometimes referred to as the "Partnership Assets."

         Section 1.04. Authority of the Partnership. The Partnership shall be empowered and authorized to do all lawful acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes. The Partnership shall be empowered and authorized, for itself and as general partner of the Tele-Com
Entities:

         (a) to construct, operate, maintain, improve, expand, buy, own, sell, convey, assign, mortgage, refinance, rent or lease real or personal property, which may be held in the name of Tele-Com, Northwest, the Partnership, in the name of the General Partner as nominee or trustee for the beneficial owner of the property, or in any other manner that the General Partner reasonably deems to be in the best interest of the Partnership, Tele-Com and Northwest, so long as all such property is properly reflected on the books of the Partnership, Tele-Com or Northwest, as applicable;

         (b) to enter into, perform, and carry out contracts and agreements of any kind necessary to, in connection with, or incidental to accomplishing the purposes of the Partnership;

         (c) to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Partnership and to secure any such indebtedness by mortgage, security interest, or other lien;

         (d) to maintain and operate the assets of the Partnership and the Tele-Com Entities;

         (e) to negotiate for and conclude agreements for the sale, exchange, or other disposition of all or any part of the property of the Partnership, Tele-Com or Northwest or for the purchase or lease of additional property of the Partnership, Tele-Com or Northwest;

         (f) to hire and compensate employees, agents, independent contractors, attorneys, and accountants; and

         (g)     to bring and defend actions in law and equity.

         Section 1.05. Documents. The General Partner shall file the Certificate of Limited Partnership (the "Certificate") in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. If necessary or advisable in order to comply with the laws of the State of Arkansas, the Partners and the Partnership shall promptly execute and duly file with the proper offices in the State of Arkansas, one or more certificates as required by law in order that the Partnership may lawfully conduct the business, purposes and activities herein authorized and take any other action or measures necessary for the Partnership to conduct such activities in the State of Arkansas.

         Section 1.06. Principal Place of Business. The principal place of business of the Partnership shall be 3015 SSE Loop 323, Tyler, Texas 75701 or at such other place or places as may be determined by the General Partner. The General Partner shall be responsible for maintaining at the Partnership's principal place of business those records required by the Act to be maintained there.

         Section 1.07. Registered Agent and Office. The Registered Agent (as defined in the Act) for the Partnership shall be The Corporation Trust Co. The Registered Office (as defined in the Act) of the Partnership shall be 1209 Orange St., Wilmington, Delaware 19801.


                                   ARTICLE II

                          OPERATIONS; INDEMNIFICATION

         Section 2.01.  Management of Partnership; Authority.

         (a) Subject to the provisions of this Section 2.01, the General Partner shall have the sole and exclusive right to carry out any and all of the objectives and purposes of the Partnership in the name of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its discretion deem necessary or advisable or incidental thereto, all in accordance with the terms of this Agreement.
Without limiting the generality of the foregoing, and subject to the terms of this Agreement, including without limitation Section 2.01(b) hereof, the General Partner shall have the exclusive authority to act for and on behalf of the Partnership with respect to any of the following matters:

                      (i) Maintaining, operating, managing and defending the Partnership Assets, and contracting, as permitted hereby, with third parties for such purposes and to do such other things as necessary or appropriate to carry out the terms and provisions of this Agreement that would be done by a normal and prudent owner in the ownership, operation and management of his own property;

                      (ii) Insuring the Partnership Assets, including, without limitation, maintaining comprehensive liability coverage, all as is customarily prudent with respect to the business of the Partnership;

                    (iii) Prosecuting, defending, settling, handling, or otherwise dealing with any threatened or actual claims, litigation, or similar matters involving the Partnership;

                      (iv) Subject to the provisions of Section 4.11 hereof, engaging outside accountants, consultants, management companies, leasing agents and any and all other third-party agents and assistants, both professional and nonprofessional, on behalf of the Partnership, and compensating them in such manner and degree as the General Partner may deem necessary or advisable; and

                      (v) Performing other obligations and exercising other rights provided elsewhere in this Agreement to be performed or exercised by the General Partner.

No third party shall ever be required to inquire into the authority of the General Partner to take any action or consummate any transaction on behalf of the Partnership, and third parties shall be entitled to rely exclusively on the representations of the General Partner as to its authority to take such actions and enter into such transactions. The General Partner shall have the rights, authority and powers of a general partner with respect to the Partnership business and the Partnership Assets as set forth in the Act as in effect upon the Effective Date of this Agreement to the extent necessary, convenient or incidental to the accomplishment of the purposes of the Partnership. The General Partner shall not be required to devote its full time and attention to the business of the Partnership, but only such time as is necessary or appropriate for the proper conduct of the Partnership's affairs.

         (b) Notwithstanding anything in this Agreement to the contrary, the General Partner shall not have the right or the power to make any commitment or engage in any undertaking on behalf of the Partnership or the Tele-Com Entities in respect of any of the actions or matters described below in this Section 2.01(b) unless and until such undertaking or commitment in respect of such action or matter has been approved in writing by the Limited Partner. Such actions or matters are as follows:

              (i) acquiring or agreeing to acquire any business other than the Systems;

             (ii) selling or otherwise disposing of, or agreeing to sell or otherwise dispose of, substantially all the assets of the Partnership, Tele-Com or Northwest, except in a liquidating sale upon dissolution of the Partnership and (i) Tele-Com or (ii) Northwest, as appropriate, in accordance with this Agreement and (i) the Limited Partnership Agreement of Tele-Com or (ii) the Limited Partnership Agreement of Northwest, as appropriate;

            (iii)         merging or consolidating with any other Person;

             (iv) making, executing, or delivering any assignment for the benefit of creditors;

              (v) incurring indebtedness for borrowed money outside the ordinary course of business;

             (vi) incurring indebtedness for borrowed money or refinancing, recasting increasing, modifying, or extending any indebtedness for borrowed money of the Partnership, Tele-Com or Northwest where the amount involved exceeds $1,500,000;

            (vii) securing any indebtedness of the Partnership, Tele-Com or Northwest by mortgage, pledge, or other lien on any substantial part of the property of the Partnership, Tele-Com or Northwest;

           (viii) commencing or settling any litigation where the amount involved exceeds $50,000;

             (ix) guarantying the obligation of any Person outside the ordinary course of business or where the amount involved exceeds $50,000;

              (x) doing any act in contravention of this Agreement, the Limited Partnership Agreement of Tele-Com, the Limited Partnership Agreement of Northwest, the Certificate, or the respective Certificate of Limited Partnership of the Tele-Com Entities;

             (xi) doing any act that would make it impossible to carry on the business of the Partnership, Tele-Com or Northwest except upon the dissolution of the Partnership and (i) Tele-Com or (ii) Northwest, as appropriate, in accordance with this Agreement and (i) the Limited Partnership Agreement of Tele-Com or (ii) the Limited Partnership Agreement of Northwest, as appropriate;

            (xii) confessing a judgment against the Partnership, Tele-Com or Northwest;

           (xiii) using any funds or assets of the Partnership, Tele-Com or Northwest other than for the benefit of the Partnership and (i) Tele-Com or (ii) Northwest, as appropriate;

            (xiv) possessing property of the Partnership, Tele-Com or Northwest, or assigning any rights in specific property the Partnership, Tele-Com or Northwest, for other than a partnership purpose of the Partnership, Tele-Com or Northwest;

             (xv) knowingly taking any action that would subject the Limited Partner in its capacity as a limited partner to personal liability as a general partner in any jurisdiction;

            (xvi) admitting additional partners to the Partnership, Tele-Com or Northwest;

           (xvii) entering into any transaction with any Partner Affiliate of the General Partner; or

          (xviii)         making any determination with respect to
         indemnification under Section 2.05.

         Section 2.02. Affiliates. The General Partner shall have the right to cause the Partnership, Tele-Com or Northwest to enter into contracts or otherwise deal with any Partner Affiliate in any capacity, except that the terms of any such arrangement shall be commercially reasonable and competitive with amounts that would be paid to third parties on an "arms-length" basis.
The parties hereto acknowledge and agree that concurrently with the acquisition by the Tele-Com Entities of the Systems, the Tele-Com Entities will each enter into a management agreement (the "Management Agreements") with TCA Management Company, a Partner Affiliate of the Limited Partner, on terms and conditions mutually agreeable to TCA Management Company and the General Partner. The parties hereto further acknowledge and agree that the terms and conditions of the Management Agreements shall be deemed to meet the standards set forth in the first sentence of this Section 2.02. For purposes of this Agreement, a "Partner Affiliate" is defined to mean (i) any shareholder, director, officer, partner in, employee, family member or agent of any Partner, or (ii) any Person controlling directly or indirectly, any Person controlled directly or indirectly by, or any Person under common control with, any Partner; "Control" means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and "Person" means an individual, corporation, trust, association, partnership or other entity unless otherwise indicated.

         Section 2.03. Expenses. The Partnership shall pay or reimburse the General Partner for all costs and expenses reasonably and necessarily incurred by it with respect to the formation of the Partnership and to its duties under this Agreement, including, without limitation, accounting expenses, legal fees and other direct costs associated with the formation and operation of the Partnership and its business.

         Section 2.04. Management Fee. In consideration of the General Partner's services under this Agreement, the Partnership shall pay to the General Partner a management fee of $12,000 per year, which shall be payable in equal monthly installments on the last day of each month.

         Section 2.05.  Exculpation; Indemnities.

         (a) Neither any Partner nor any Partner Affiliate (individually an "Actor" and collectively, the "Actors") shall be liable to the Partnership or any Partner for (i) any act or omission taken or suffered by any Actor in connection with the conduct of the business of the Partnership that is in good faith or not opposed to the best interests of the Partnership, unless such act or omission constitutes willful misconduct, bad faith, or fraud by such Actor or involves the receipt of improper personal benefits by such Actor, (ii) any act or omission taken or suffered by any Actor in the good faith exercise of discretion or judgment as provided by this Agreement, unless such act or omission constitutes willful misconduct, bad faith or fraud by such Actor or involves the receipt of improper personal benefits by such Actor, or (iii) any mistake, negligence, dishonesty or bad faith of any employee, broker or other agent of the Partnership selected, engaged or retained by an Actor in good faith.

         (b) The Partnership shall (except as otherwise provided in Section 2.05(d) below) indemnify and hold harmless the General Partner, the Limited Partner, any of the Partner Affiliates, and any of their respective employees, agents, directors and officers (each individually, an "Indemnitee") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that it is or was a Partner, a Partner Affiliate or an employee, agent, director, or officer of a Partner or a Partner Affiliate, involving an alleged cause of action arising from the activities of such Indemnitee and which activities were on behalf of the Partnership, its property, business or affairs, or any appeal in such action, suit or proceeding or in any inquiry or investigation that could lead to such an action, suit or proceeding, and the Partnership shall (except as otherwise provided in Section 2.05(d) below) indemnify such Indemnitee against any and all losses, claims, demands, liabilities, costs and expenses, including reasonable attorneys' fees, accountants' fees, judgments, penalties (including excise and similar taxes), fines and amounts paid in settlement, actually incurred by such Indemnitee in connection with such action, suit or proceeding (collectively "Losses"), if such Indemnitee acted in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Partnership and if such Indemnitee's conduct does not constitute gross negligence or willful or wanton misconduct or fraud. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, determine or create a presumption that an Indemnitee did not act in good faith and in a manner that he or it reasonably believed to be in, or not opposed to, the best interests of the Partnership, nor shall any such termination of a proceeding, of itself, determine or create a presumption that the Indemnitee was grossly negligent or was guilty of willful or wanton misconduct or fraud or the recipient of an improper personal benefit unless a specific finding to such effect is included in such judgment, order, settlement, conviction or plea.

         (c) If the Partnership determines that there is a reasonable likelihood that the Indemnitee will be entitled to indemnification in accordance with the standards set forth in subsection (b) above, all reasonable expenses (including reasonable legal fees and expenses) incurred in defending any proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

         (d) Any such indemnification shall be made only out of the assets of the Partnership, and in no event may an Indemnitee subject the Limited Partner or the General Partner to personal liability by reason of these indemnification provisions.

         (e) The indemnification provided by this Section 2.05 shall be in addition to any other rights to which those indemnified may be entitled, in any capacity, under any agreement, vote of the Partners, as a matter of law or otherwise and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

         (f) To the extent obtainable on reasonable terms as determined in the discretion of the General Partner, the Partnership may purchase and maintain insurance on behalf of the Indemnitees or liability insurance on behalf of the Partnership relating to claims for indemnification against any liability which may be asserted against or expense which may be incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

         (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 2.05 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement; provided, however, that in the event the Indemnitee is a Partner Affiliate other than a Partner, such Partner Affiliate shall not be exculpated or indemnified under this Section 2.05 unless such exculpation or indemnification is commercially reasonable and competitive and consistent with arrangements that would be made with third parties on an "arms-length" basis.

         (h) The provisions of this Section 2.05 shall survive any termination of this Agreement and are for the benefit of the Indemnities, their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Persons.

         (i) To the extent permitted by applicable law, all the determinations by and actions of the Partnership pursuant to this Section 2.05 shall be made only with the prior written approval of the General Partner and the Limited Partner. In the event that (i) the Act and applicable law requires that any determination under this Section 2.05 be made other than as provided herein or (ii) the General Partner and Limited Partner refuse or are unable to make any determination or take action under this Section 2.05, then such determination shall be made by special legal counsel selected by the General Partner pursuant to the provisions of the Act. Any "special legal counsel" selected by the General Partner to make any determination required under the Act or this Section 2.05 shall be a law firm, or member of a law firm, experienced in matters of corporation and partnership law and which neither presently is, nor in the past five (5) years has been, retained to represent the Partnership, any Partner or Partner Affiliate, the Indemnitee or any other party to the proceeding giving rise to the claim for indemnification, and shall not include any Person who, under prevailing applicable standards of professional conduct, would have a conflict of interest with the Indemnitee, the Partnership, any Partner or Partner Affiliate, or any other party to such proceeding. No special legal counsel appointed pursuant to the provisions of this Section 2.05(i) shall be liable, responsible or accountable in damages for any act, omission or decision of such special legal counsel pursuant to its authority under this Section 2.05(i) nor shall such special legal counsel have any liability to the Indemnitee, the Partnership, any of the Partners or their Partner Affiliates, provided such act, omission or decision was not taken or made in bad faith.

         Section 2.06. Permitted Transactions. Any Partner or any Partner Affiliate, agent, or representative of any Partner, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created and whether or not competitive with or advanced by the business of the Partnership. Neither the Partnership nor the other Partner shall have any rights in or to the income or profits derived therefrom, nor shall a Partner have any obligation to the other Partner with respect to any such enterprise or related transaction.

                                  ARTICLE III

                                   FINANCING

         Section 3.01.  Capital Contributions.

         (a) Each Partner has agreed to contribute to the capital of the Partnership contemporaneously with the execution of this Agreement the amount of cash set forth opposite such Partner's name in the column headed "Initial Capital Contribution" on Schedule A hereto (collectively, the "Initial Capital Contributions").

         (b) Each Partner has agreed to contribute to the capital of the Partnership immediately prior to the consummation by the Tele-Com Entities of the purchase of the Systems, the amount of cash set forth opposite such Partner's name in the column headed "Subsequent Capital Contribution" on Schedule A hereto (collectively, the "Subsequent Capital Contributions," the Initial Capital Contributions and the Subsequent Capital Contributions being herein collectively referred to as the "Capital Contributions").

         Section 3.02. Limited Liability of Limited Partner. Except as provided in the Act, the Limited Partner shall not have any personal liability whatsoever, either to the Partnership or any third party, for the debts of the Partnership or any of its losses beyond the amount of the capital contribution required of the Limited Partner under Section 3.01. Accordingly, the Limited Partner shall not be obligated to provide additional capital to the Partnership or its creditors by way of contribution, loan or otherwise beyond the amount of the capital contribution made or required to be made by the Limited Partner pursuant to Section 3.01 hereof. In the event that the Limited Partner provides additional capital to the Partnership by way of contribution, the General Partner will contribute to the capital of the Partnership an amount of cash equal to the excess, if any, of 1.01% of the total capital contributions of the Limited Partner to the Partnership since the inception of the Partnership over the previous capital contributions of the General Partner.

         Section 3.03. Treatment of Capital Contributions. Except as may be provided in this Agreement to the contrary, no Partner shall be entitled to interest on its capital contributions nor shall any Partner be entitled to demand the return of all or any part of such capital contributions.

         Section 3.04. Loans from Partners. Subject to the approval of the terms thereof by the General Partner, acting in its reasonable discretion, any Partner or Partner Affiliate may make a loan to the Partnership upon commercially reasonable terms. Loans by a Partner or Partner Affiliate to the Partnership shall not be considered Capital Contributions.

         Section 3.05. Financing. To finance the business of the Partnership, including the acquisition of property, the construction of improvements on land or leaseholds, or for any other Partnership purposes, the General Partner may, subject to Section 2.01(b), for the Partnership or on behalf of Tele-Com or Northwest, arrange for the obtaining of loans or for the refinancing of any loans, and may pledge the assets of the Partnership, Tele-Com or Northwest, therefor.

         Section 3.06. Disbursements. The Partnership shall pay all costs and expenses of the Partnership business, including financing costs and related expenses, real estate taxes and other carrying charges, all costs of construction of improvements on Partnership property or leaseholds, management, leasing, and loan placement fees, and operating expenses, and including all reasonable costs and expenses incurred by or on behalf of the Partnership by the Partners. The Partnership may set aside funds for any items that are proper Partnership purposes, including operating expenses, debt service, capital improvements, replacements, repairs, amortization and other capital requirements, and liabilities, contingent or otherwise, of the Partnership, Tele-Com or Northwest, in each case as reasonably determined by the General Partner.

         Section 3.07. Withdrawal of Contributions. No Partner shall have the right to withdraw from the Partnership or to demand a return of all or any part of its Capital Contribution during the term of the Partnership, and any return of the Capital Contribution of either Partner shall be made solely from the Partnership Assets and only in accordance with the terms of this Agreement. No interest shall be paid to either Partner with respect to its Capital Contribution to the Partnership. The Partners expressly acknowledge that certain provisions of this Agreement, which may preclude a Partner from realizing appreciation in the value of Partnership Assets, are essential to protect the Partners' mutual interests in the Partnership Assets; accordingly, the Partners hereby waive any right they otherwise would have to seek a partition or judicial liquidation of the Partnership or any comparable action.


                                   ARTICLE IV

            DEFINITIONS, ALLOCATIONS, DISTRIBUTIONS AND TAX MATTERS

         Section 4.01. Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

                 "Act" means the Delaware Revised Uniform Limited Partnership
Act.

                 "Adjusted Capital Account" means, with respect to a Partner, the balance in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments : (i) increase such Capital Account by any amounts which the Partner is obligated to restore or is treated as being obligated to restore pursuant to Treasury Regulation
Section 1.704-1(b)(2)(ii)(c); (ii) increase such Capital Account by an amount which the Partner is deemed to be obligated to restore represented by such Partner's share of Partnership Minimum Gain pursuant to Treasury Regulation
Section 1.704-2(g)(1); (iii) decrease such Capital Account by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6);
(iv) increase such Capital Account by the amount, if any, of the Partner's Modified Economic Risk of Loss that such Partner is treated as bearing within the meaning of Treasury Regulation Section 1.752-2 with respect to partnership liabilities; and (v) increase such Capital Account by an amount which the Partner is deemed to be obligated to restore represented by such Partner's share of Partner Minimum Gain pursuant to Treasury Regulation Section 1.704-2(i)(5). This definition shall be interpreted consistently with Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

                 "Business Day" means when used to indicate the time at which a valuation or accounting is to be made, the close of business (5:00 p.m. Central Standard time) on the date specified and shall mean a weekday on which national banks in Dallas, Texas are required to be open for business.

                 "Capital Account" means for each Partner the account established pursuant to Section 4.02 hereof and maintained in accordance with the provisions of this Agreement.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                 "Contribution Percentage", as to any Partner, means the percentage set forth opposite such Partner's name on Schedule A hereto under the column headed "Contribution Percentage."

                 "Distributable Cash" means, with respect to the Partnership for a period of time, all funds of the Partnership on hand or in bank accounts of the Partnership as, in the reasonable discretion of the General Partner, is available for distribution to the Partners after provision has been made for
(i) payment of all operating expenses of the Partnership as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Partnership as of such time, and (iii) provision for such reserves as the General Partner deems reasonably necessary or appropriate for Partnership operations.

                 "Fiscal Year" means the twelve months ended October 31 in each year (or the twelve months ended December 31 if the Partnership is required to use the calendar year); provided that the first Fiscal Year of the Partnership shall commence on the Effective Date and continue through October 31, 1994 (or December 31, 1993 if the Partnership is required to use the calendar year).

                 "Income" means, for each Fiscal Year or other period, each item of income and gain as determined, recognized and classified for federal income tax purposes, provided that any income or gain that is exempt from federal income tax shall be included as if it was an item of taxable income.

                 "Loss" means, for each Fiscal Year or other period, each item of loss or deduction as determined, recognized and classified for federal income tax purposes, increased by (i) expenditures described in Section 705(a)(2)(B) of the Code, (ii) expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code); and (iii) a deduction for a loss incurred in connection with the sale or exchange of any Partnership Assets that is disallowed to the Partnership under Section 267(a)(1) or Section 707(b) of the Code.

                 "Modified Economic Risk of Loss" of any Partner means, as of any date, the economic risk of loss borne by such Partner with respect to recourse debt of the Partnership (determined, as of the date in question, by assuming, for purposes of Section 1.752-2(b) of the Treasury Regulations, that the Partnership constructively liquidates on such date [within the meaning of Section 1.752-2(b)(1) of the Treasury Regulations] except that all Partnership properties shall be deemed thereunder to be transferred in fully taxable exchanges for an aggregate amount of cash consideration equal to their respective book bases and such consideration shall be deemed thereunder to be used, in the appropriate order of priority, in full or partial satisfaction of all Partnership liabilities).

                 "Net Income" and "Net Loss" means, for each Fiscal Year or other period, (i) the excess of the Income for such period over the Loss for such period, or (ii) the excess of the Loss for such period over the Income for such period, respectively; provided, however, Net Income and Net Loss for a Fiscal Year shall be computed by excluding from such computation any Income and Loss specially allocated under Section 4.04, any Nonrecourse Deductions, any Partner Nonrecourse Deductions and any Income or Loss specially allocated under
Section 4.03(b).

                 "Nonrecourse Deductions" means, for any Fiscal Year, an amount of Partnership deductions that are characterized as "nonrecourse deductions" pursuant to Section 1.704-2(b)(1) and Section 1.704-2(c) of the Treasury Regulations.

                 "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

                 "Northwest" shall mean "Tele-Communications of Northwest Arkansas Limited Partnership, a Delaware limited partnership."

                 "Operating Cash Flow" means, for any period, the net income of the Systems, after deducting all expenses, taxes, and other proper charges, determined on a consolidated basis for all Systems in accordance with generally accepted accounting principles consistently applied and maintained, plus (to the extent they were deducted in determining net income) interest expense (regardless whether accrued or paid), income tax expense, amortization and depreciation, and all other non-cash charges to income, and minus (to the extent they were included in net income) all extraordinary non-recurring items of income and all non-cash income.

                 "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

                 "Partner Nonrecourse Debt" has the meaning set forth in
Section 1.704-2(b)(4) of the Treasury Regulations.

                 "Partner Nonrecourse Deductions" has the meaning set forth in
Section 1.704-2(i)(2) of the Treasury Regulations.

                 "Partnership Interest" means a Partner's ownership interest in the Partnership which at all times shall be a percentage equal to such Partner's Contribution Percentage.

                 "Partnership Minimum Gain" has the meaning set forth in and shall be determined in accordance with the principles of Treasury Regulation
Section 1.704-2(d).

                 "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership or other entity or organization.

                 "Systems" means the cable television systems serving the towns of Fayetteville, Elkins, Farmington, Greenland, Russellville, Booneville, Paris, Clarksville, Johnson City, Pottsville, Pope County, unincorporated areas of Washington County, Arkansas and other unincorporated areas within Arkansas counties in which the foregoing cities are located to be purchased by the Tele-Com Entities from Time Warner Entertainment Company, L.P., through its division Time Warner Cable.

                 "tax matters partner" has the meaning set forth in Section
4.08 hereof.

                 "Tele-Com" shall mean "Tele-Communications of Arkansas Limited Partnership, a Delaware limited partnership."

                 "Tele-Com Entities" shall mean Tele-Com and Northwest.

                 "Treasury Regulations" shall mean the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         Section 4.02.  Capital Accounts.

         (a) The Partnership shall maintain a separate capital account (each a "Capital Account") for each Partner pursuant to the principles of this
Section 4.02 and Treasury Regulation Section 1.704-1(b)(2)(iv). Each Partner shall have only one Capital Account, regardless of the number of interests in the Partnership owned by such Partner and regardless of the time or manner in which such interests were acquired by such Partner. Pursuant to the rules of
Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the balance of each Partner's Capital Account shall be increased by (i) the amount of the Capital Contribution of such Partner to the Partnership under Section 3.01, and (ii) such Partner's allocable share of Partnership Net Income pursuant to Section
4.03 and special allocations of Income determined pursuant to Section 4.03 and
Section 4.04. Such Capital Account shall be decreased by (i) the amount of cash distributed to the Partner by the Partnership and (ii) such Partner's allocable share of Net Loss pursuant to Section 4.03 and special allocations of Loss determined pursuant to Section 4.03 and Section 4.04.

         (b) The provisions of this Section 4.02 and other portions of this Agreement relating to the proper maintenance of Capital Accounts are designed to comply with the requirements of Treasury Regulation Section 1.704-1(b). The Partners intend that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations.

         Section 4.03. Allocations for Book Purposes. For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, Income, Loss and Nonrecourse Deductions, and Partner Nonrecourse Deductions from and after the Effective Date shall first be specially allocated as provided in Section 4.04. The Partnership's Net Income, Net Loss, Income or Loss for all Fiscal Years from and after the Effective Date shall then be allocated as follows and in the following order of priority:

         (a) The Partnerships' Net Income or Net Loss, if any, for a Fiscal Year then shall be allocated to the Partners in accordance with their respective Contribution Percentages; provided, however, that to the extent Net Losses allocated to a Partner would create or increase a deficit in such Partner's Adjusted Capital Account at the end of a Fiscal Year, such Net Losses shall not be allocated to such Partner and instead shall first be allocated to any other Partner with a positive balance in its Adjusted Capital Account until such balance is reduced to zero and thereafter shall be allocated to the General Partner. Thereafter, allocations of Net Income shall first be allocated to the General Partner up to an amount equal to the total Net Losses allocated to the General Partner pursuant to the last portion of the foregoing proviso and thereafter shall be allocated to the Partners up to an amount equal to the total Net Losses allocated to such Partners pursuant to the first portion of the foregoing provision.

         (b) Curative Allocations. To minimize any economic distortions that would alter the economic arrangement of the Partners, special allocations pursuant to Section 4.04 shall be taken into account in computing subsequent special allocations of Income or Loss pursuant to this Section 4.03, so that the net amounts allocated to each Partner pursuant to this Section 4.03 and
Section 4.04 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to this Section 4.03 if such special allocations had not occurred.

         Section 4.04. Special Allocations for Book Purposes. For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of Income, Nonrecourse Deductions and Partner Nonrecourse Deductions shall be specially allocated as provided in this
Section 4.04, prior to any allocations of Net Income, Net Loss, Income and Loss as set forth in Section 4.03, as follows and in the following order of priority (after giving effect to all Capital Account adjustments attributable to Capital Contributions and distributions).

         (a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a Partnership Fiscal Year, except as otherwise provided in Treasury Regulation Section 1.704-2(f) each Partner will be specially allocated, prior to any other allocation made under Section 704(b) of the Code of Partnership items for such Fiscal Year, items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain (determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). The items to be so allocated and the order of such allocation shall be determined in accordance with Section 1.704-2(f)(6) and Sections 1.704-2(j)(2)(i) and (iii) of the Treasury Regulations. This Section 4.04(a) is intended to constitute a "minimum gain chargeback" within the meaning of Treasury Regulation Section 1.704-2(f).

         (b) Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during a Partnership Fiscal Year, except as otherwise provided in Treasury Regulation Sections 1.704-2(i)(4) and provisions consistent with Treasury Regulation Sections 1.704-2(f)(2), (3), (4) and (5) each Partner who has a share of Partner Minimum Gain attributable to such Partner Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, will be specially allocated items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain (determined in a manner consistent with the provisions of Treasury Regulation Section 1.704-2(g)(2)). The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and Sections 1.704-2(j)(2)(i) and (iii) of the Treasury Regulations. This Section 4.04(b) is intended to constitute a "minimum gain chargeback" with respect to Partner Nonrecourse Debt within the meaning of Treasury Regulation Section 1.704-2(i)(4).

         (c) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

         (d) Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year or other period shall be allocated in accordance with the Contribution Percentages of the Partners.

         (e) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) or receives any other distributions causing a deficit in such Partner's Adjusted Capital Account at the end of such Fiscal Year (determined after giving effect to any allocations required by Section 4.04(a) and (b) but before giving effect to any other allocations required by this Section 4.04(e)), items of Partnership Income shall be specially allocated to such Partner (consisting of a pro rata portion of each item of Partnership Income, including gross income, for such year) in an amount and manner sufficient to eliminate such deficit, if any, in such Partner's Adjusted Capital Account (determined after giving effect to any allocations required by Section 4.04(a) and (b) but before giving effect to any other allocations required by this Section 4.04(e)), as quickly as possible. This Section 4.04(e) is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

         Section 4.05. Allocations for Tax Purposes. Except as otherwise provided herein or required by law, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated to the Partners in the same manner as such allocations are made for book purposes pursuant to Sections 4.03 and 4.04. In the event of a transfer of, or other change in, a Partnership interest during a Fiscal Year, each item of taxable income and loss shall be prorated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the General Partner.

         Section 4.06. Distributions to Partners. Distributable Cash of the Partnership shall be distributed at such times and in such amounts as the General Partner may reasonably determine, but not more often than annually. Distributions shall be made to Partners on a pro rata basis based on the respective Contribution Percentages of the Partners.

         Section 4.07.  Tax Status, Elections and Modifications to Allocations.

         (a) Notwithstanding any provision contained in this Agreement to the contrary, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of the Code; provided, however, that the filing of United States Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners.

         (b) The General Partner, with the consent of the Limited Partner, may cause the Partnership to elect pursuant to Section 754 of the Code and the Treasury Regulations to adjust the basis of the Partnership Assets as provided by Section 743 or 734 of the Code and the Treasury Regulations thereunder. The Partnership shall make such elections for federal income tax purposes as may be determined by the General Partner, with the consent of the Limited Partner.

         (c)     The General Partner or the Terminating Partner (as defined in
Section 7.05(a) hereof), as appropriate, shall prepare and execute any amendments to this Agreement necessary for the Partnership to comply with the provisions of Treasury Regulations Sections 1.704-1(b), 1.704-1(c) and 1.704-2 or that the General Partner considers appropriate upon the happening of any of the following events: (i) a constructive termination of the Partnership pursuant to Code Section 708(b)(1)(B) or (ii) the contribution or distribution of any property, other than cash, to or by the Partnership.

         Section 4.08.  Tax Matters Partner.

         (a) Subject to the provisions hereof, the General Partner is designated as the "tax matters partner" of the Partnership (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith in a manner which, the General Partner, in its reasonable business judgment deems to be in the best interests of the Partnership and the Partners. The Limited Partner agrees to cooperate with the tax matters partner and to do or refrain from doing any or all things reasonably required by the tax matters partner to conduct such proceedings.

         (b) Notwithstanding anything to the contrary in Section 4.08(a) above, the General Partner, in its capacity as tax matters partner, may not take any of the following actions without the prior consent of the Limited
Partner:

                          (i) Enter into a settlement agreement with the Internal Revenue Service which purports to bind the Partners other than the tax matters partner;

                          (ii)    File a petition as contemplated in Code
                 Section 6226(a) or Code Section 6228;

                          (iii) Intervene in any action as contemplated in Code Section 6226(b)(5);

                          (iv) File any request contemplated in Code Section 6227(b); and

                          (v) Enter into any agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B).

         (c) To the extent and in the same manner as provided by applicable law, the General Partner, as tax matters partner, (i) shall furnish the name, address, and taxpayer identification number of each Partner to the Secretary of the Treasury of his delegate, and (ii) shall keep each Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any items required to be taken into account by a Partner for income tax purposes. The General Partner shall give notice to each Partner of a Partnership audit. The General Partner will consult with the Limited Partner with respect to the performance of its duties as "tax matters partner."

         Section 4.09.  Books of Account.

         (a) The General Partner shall maintain the Partnership's books and records and shall determine all items of Income, Loss, Net Income and Net Loss in accordance with generally accepted accounting practices. All of the records and books of account of the Partnership shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection and examination of the Partners or their representatives during reasonable business hours. Such right may be exercised through any agent or employee of a Partner designated by it or by an attorney or independent certified public accountant designated by such Partner.

         (b) All expenses in connection with the keeping of the books and records of the Partnership and the preparation of audited or unaudited financial statements required to implement the provisions of the Agreement or otherwise needed for the conduct of the Partnership's business shall be borne by the Partnership as an ordinary expense of its business.

         Section 4.10. Partnership Tax Returns and Annual Statement. The General Partner shall cause the Partnership to file a federal income tax return and all other tax returns required to be filed by the Partnership for each Fiscal Year or part thereof, and shall provide to each Person who at any time during the Fiscal Year was a Partner an audited annual statement (including a copy of Schedule K-1 to Internal Revenue Service Form 1065) indicating such Partner's share of the Partnership's income, loss, gain, expense and other items relevant for federal income tax purposes.

         Section 4.11. Independent Auditors. The books and records of the Partnership shall be audited by Coopers & Lybrand or another independent internationally recognized accounting firm selected by the General Partner and approved in writing by the Limited Partner as of the end of each Fiscal Year of the Partnership.

         Section 4.12. Financial Reports to Limited Partners. Within 90 days after the end of each Fiscal Year, the Partnership shall prepare and mail to each Partner, together with a report thereon of the Partnership's independent auditors setting forth:

                      (i) a balance sheet of the Partnership at Fiscal Year end; and

                      (ii) statements of income and cash flows for the immediately preceding Fiscal Year.

         Section 4.13. Bank Accounts. The bank account or accounts of the Partnership shall be maintained in the bank approved by the General Partner. The terms governing such accounts shall be determined by the General Partner and withdrawals from such bank accounts shall only be made by the General Partner or such other parties as may be approved by the General Partner.

         Section 4.14. Minimum Allocation to General Partners. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement (other than allocations required pursuant to Section 704(b) or Section 704(c)), the interest of the General Partner in each item of income, gain, loss, deduction and credit will not be less than one percent of each such item at all times during the existence of the Partnership.


                                   ARTICLE V

                           REMOVAL OF GENERAL PARTNER

         Section 5.01. Generally. The Limited Partner, may remove a General Partner from the Partnership if:

         (a) The General Partner has been found by a court of competent jurisdiction or an arbitrator appointed jointly by the Partners to have engaged in conduct constituting fraud, willful misconduct, or negligence against the Partnership, Tele-Com or Northwest or to have committed a material breach of its obligations under this Agreement or to have caused the Partnership to have committed a material breach of its obligations under the Limited Partnership Agreement of Tele-Com or the Limited Partnership Agreement of Northwest, regardless whether such finding is subject to reconsideration, review, or appeal;

         (b) The General Partner has been found by the Federal Communications Commission, any municipality, or any state regulatory agency or court having jurisdiction to be unqualified to hold any governmental license, permit, franchise, or other authorization necessary for the conduct of the business of the Partnership, Tele-Com or Northwest, or if the Partnership, Tele-Com or Northwest has been found by the Federal Communications Commission, any municipality, or any state regulatory agency or court having jurisdiction to be unqualified to hold any governmental license, permit, franchise, or other authorization necessary for the conduct of its business as a result of the participation of the General Partner in the ownership or management of the Partnership, in each case regardless whether such finding is subject to reconsideration, review, or appeal;

         (c) the Partnership, Tele-Com or Northwest shall be in default in the payment of any indebtedness for borrowed money or the compliance with any term of any evidence of indebtedness for borrowed money or any agreement relating thereto, the default shall have caused the indebtedness to be due prior to its stated maturity, and the aggregate amount of the indebtedness caused to be due prior to its stated maturity exceeds $100,000; or

         (d) a proceeding is commenced by or against the General Partner under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state, or the General Partner makes an assignment for the benefit of creditors or Robert McMillian dies or is incapacitated.

         Section 5.02. Effect of Removal. The removal of the General Partner as General Partner shall be effective following the receipt of any government approvals (if any) required prior to a change in control of the Partnership. Once removed, the General Partner (i) shall not take part, directly or indirectly, in its capacity as a Partner or otherwise, in the control, management, direction, or operation of the affairs of the Partnership, and (ii) shall cease to be a General Partner of the Partnership and shall thereafter be a Limited Partner of the Partnership without any change in its Capital Account, Contribution Percentage or Partnership Interest. The Partners shall undertake to obtain any necessary government approvals as soon as practicable after an election by the Limited Partner to remove the General Partner as General Partner. The General Partner irrevocably constitutes and appoints the Limited Partner as the General Partner's true and lawful attorney-in-fact, with full power and authority in the name, place, and stead of the General Partner to agree to continue the business of the Partnership following the removal of the General Partner as General Partner and to appoint a Person to be a successor general partner of the Partnership (the "Successor General Partner"), effective as of the date of the removal of the General Partner. The Successor General Partner shall be required to purchase from the Limited Partner a Partnership Interest having a Percentage Interest of at least 1%. At the time of appointment of the Successor General Partner, the Successor General Partner, the Limited Partner and the removed General Partner shall execute such amendments to this Agreement as the Successor General Partner and the Limited Partner in their sole discretion deem appropriate.


                                   ARTICLE VI

                                   ASSIGNMENT

         Section 6.01.  Transfers Generally.

         (a) Except as specifically provided in this Article VI, (i) the Limited Partner may not sell, transfer, assign, give, pledge, mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance (each a "Transfer") of all or any part of its interest in the Partnership unless written consent is obtained from the General Partner (which consent may be withheld by the General Partner arbitrarily in its sole discretion) and the requirements of Section 6.01(b) below have been met; provided, however, that notwithstanding anything in this Article VI to the contrary, a Limited Partner may assign its interest in the Partnership in its entirety to a Partner Affiliate without the consent of the General Partner so long as the requirements of Section 6.01(b) below are met in connection with such an assignment, and (ii) the General Partner may not Transfer all or any part of its interest in the Partnership unless written consent is obtained from the Limited Partner (which consent may be withheld by the Limited Partner arbitrarily in its sole discretion) and the requirements of Section 6.01(b) below have been met. Any attempt to so transfer or encumber any such interest without meeting the requirements of the preceding sentence shall be null and void, ab initio, and the Partners will be excused from accepting the performance of and rendering performance to any Person other than the Partner hereunder (including any trustee or assignee of or for such Partner) as to whom such requirements have not been met.

         (b) In addition to the other requirements of Section 6.01(a) and subject to the provisions thereof, no Transfer of a Partner's interest in the Partnership may be made unless the transferee of such interest provides the Partnership with the following:

                 (1) an opinion of counsel reasonably acceptable to the General Partner (in the case of a Transfer by a Limited Partner) or the Limited Partner (in the case of a Transfer by a General Partner) that:

                          (i) The prospective assignee or transferee is an United States person within the meaning of Code Section 7701(a)(30);

                          (ii) The Transfer will not cause the Partnership Assets to be "plan assets" or the transactions contemplated hereunder to be prohibited transactions under ERISA or the Code;

                          (iii) The Transfer will not cause the Partnership to terminate under Code Section 708;

                          (iv) The Transfer will not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes;

                          (v) The Transfer will not violate any applicable federal or state securities laws; and

                          (vi) The Transfer will not cause the Partnership to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code;

                 (2) a certificate from the transferor Partner to the effect that such Transfer will not result in the violation of, or cause the Partnership to incur a penalty under, any statute, regulation, case law, judicial or administrative order or decree, or governmental license or permit, or any interpretation thereof by any governmental or regulatory authority or court of competent jurisdiction;

                 (3) an agreement in writing to assume all obligations of the transferor Partner hereunder relating to the interests to be Transferred; and

                 (4) a written representation of such transferee that he or it is acquiring the interest for his or its own account for investment and not with a view to distribution, and such other representations and warranties as the General Partner (in the case of a Transfer by a Limited Partner) or the Limited Partner (in the case of a Transfer by a General Partner) may reasonably require to ensure compliance with applicable federal and state securities laws.

         Section 6.02.  Consequences of Transfers Generally.

         (a)     In the event of any transfer or transfers permitted under this
Article VI, the interest so transferred shall remain subject to all terms and provisions of this Agreement, and the transferee shall be deemed, by accepting the interest so transferred, to have assumed all the liabilities and unperformed obligations under this Agreement or otherwise, that are appurtenant to the interest so transferred; shall hold such interest subject to all unperformed obligations of the transferor Partner; and shall agree in writing to the foregoing if requested by the General Partner (in the case of a Transfer by a Limited Partner) or the Limited Partner (in the case of a Transfer by a General Partner). Notwithstanding any transfer of interest under this Article VI, the transferor Partner shall remain jointly and severally liable with his transferee for all liabilities and unperformed obligations under this Agreement appurtenant to the interest in the Partnership transferred. In the case of a transferee who is not already a Partner and until such transferee has been admitted as a Substituted Partner (as defined in Section 6.03 hereof), such transferee shall be entitled only to share in Partnership income, deductions, credits, gains, losses and distributions in accordance with the Contribution Percentage and Capital Account appurtenant to the interest so transferred and shall only have the rights of an assignee of a partnership interest under the Act.

         (b) Any Partner making or offering to make a transfer of all or any part of his or its interest in the Partnership shall indemnify, defend and hold harmless the Partnership and all other Partners from and against any losses, expenses, judgments, fines, settlements or damages, suffered or incurred by the Partnership or any such other Partner arising out of or resulting from any claims by the transferee of such Partnership interest or any offerees of such Partnership interest in connection with such transfer or offer, including without limitation costs, expenses and attorney's fees expended in the settlement or defense of any such claim, and shall advance such expenses and attorneys' and accountants' fees incurred in defending such proceeding in the same manner as under Section 2.05(c) hereof.

         Section 6.03. Substituted Partner; Withdrawal of Transferor Partner. A transferee (other than an existing Partner) of the interest of a Partner may be admitted as a substitute partner ("Substituted Partner"), and a subsequent transferor Partner who has transferred his entire interest in the Partnership may withdraw from the Partnership as a Partner, on the terms specified by and only with the written consent of the General Partner (if the transferor Partner is a Limited Partner) or of the Limited Partner (if the transferor Partner is the General Partner), which consent shall be granted or denied for any reason or for no reason in the sole discretion of the General Partner or such Limited Partner, as appropriate. The General Partner shall reflect the admission of the transferee as a Substituted Partner by preparing an amendment to this Agreement, dated as of the date of such admission and withdrawal, which amendment shall be signed by all Partners. Upon admission, such Substituted Partner shall be subject to all provisions of the Agreement as if the Substituted Partner originally was a party to this Agreement. A transferee not admitted as a Partner shall have the rights only of an assignee of a partnership interest.

         Section 6.04. Purchase of General Partner's Partnership Interest at Election of the General Partner or the Limited Partner. Either the General Partner or the Limited Partner may elect, by giving written notice of its election to the other Partner, to require that the General Partner sell to the Limited Partner and the Limited Partner purchase from the General Partner the entire interest of the General Partner in the Partnership in accordance with the following terms and conditions:

         (a)  (i)         The General Partner may make an election pursuant to
         this Section 6.04 at any time after the first anniversary of the acquisition by the Tele-Com Entities of the Systems.

             (ii) The Limited Partner may make an election pursuant to this Section 6.04 at any time after the earlier of:

                          (A) the second anniversary of the acquisition by the Tele-Com Entities of the Systems,

                          (B) the first date on which the General Partner
                 either:

                                  (1)      withdraws from the Partnership;

                                  (2)      sells, assigns, mortgages, pledges,
                          encumbers, transfers, or otherwise disposes of all or any part of its interest in the Partnership in violation of Section 6.01 of this Agreement;

                                  (3) is removed as General Partner of the Partnership pursuant to this Agreement;

                                  (4)      ceases to be a General Partner of
                          the Partnership under the Act; or

                                  (5)      seeks or causes the dissolution of
                          the Partnership without the consent of the Limited Partner; or

                          (C) Robert McMillian dies, is incapacitated, is adjudged incompetent or, is guilty of willful misconduct or transfers to any other person or entity any portion of his equity interest in McMillian Holdings, Inc.

         (b) The purchase price for the entire interest of the General Partner in the Partnership shall equal the greater of (x) $100,000 or (y) 10.2% times the Net Value of the Tele-Com Entities less the amount of any cash previously distributed by the Partnership to the General Partner. For purposes of this Section 6.04(b), the Net Value of the Tele-Com Entities shall equal twelve (12) times the aggregate net income of Tele-Com and Northwest for the year ended at the end of the most recent calendar quarter of Tele-Com and Northwest, respectively, (whether or not a full year shall have then elapsed), as determined in accordance with generally accepted accounting principles consistently applied, minus (x) all indebtedness of the Tele-Com Entities for borrowed money, (y) all capital obligations of the Tele-Com Entities, and (z) the combined total of the capital contributions of the Partnership and the Limited Partner to the Tele-Com Entities less returns of capital (each of (x), (y) and (z) being determined as of the date of the election to purchase/sell made under this Section 6.04.

         (c) The closing of any purchase and sale of the General Partner's interest in the Partnership pursuant to this Section 6.04 shall take place on a business day, to be designated by the Limited Partner on at least five days' notice to the General Partner, which shall be within thirty days after the receipt of all governmental consents and approvals required in connection with the sale of such interest. The closing shall take place at the principal offices of the Partnership or at any other location agreed to by the General Partner and the Limited Partner. At the closing, (A) the General Partner shall deliver or cause to be delivered to the purchaser all instruments representing the interests being sold, duly endorsed for transfer, and (B) the purchaser of such interests shall deliver or cause to be delivered to the General Partner the purchase price therefor (as estimated in accordance with the following sentence) in immediately available funds. The purchase price paid at closing shall be estimated on the basis of the amount of indebtedness of the Tele-Com Entities as reflected on the last balance sheets prepared by the Tele-Com Entities, respectively, prior to the closing. Within 90 days after closing, the General Partner and the Limited Partner shall jointly determine the amount of indebtedness of the Tele-Com Entities as of the closing, and the General Partner shall refund to the purchaser the amount, if any, by which the estimated purchase price paid at closing exceeded the actual purchase price, and the purchaser shall pay to the General Partner the amount, if any, by which the estimated purchase price paid at closing was less than the actual purchase price.

         (d) Promptly upon the election by the General Partner or the Limited Partner pursuant to Section 6.04(a), the Partners shall use their respective best efforts to obtain as quickly as practicable all governmental consents and approvals that shall be required for the purchase and sale of the General Partner's interest in the Partnership.

         (e) At any time after an election by the General Partner or the Limited Partner pursuant to Section 6.04(a), the Limited Partner may assign all or part of its right to purchase the General Partner's interest to one or more other Persons.


                                  ARTICLE VII

                    WITHDRAWAL, DISSOLUTION, AND TERMINATION

         Section 7.01. Withdrawal. Except as otherwise provided in the Agreement, no Partner shall at any time retire or withdraw from the Partnership or withdraw any amount out of its Capital Account. Any Partner retiring or withdrawing in contravention of this Section 7.01 shall indemnify, defend and hold harmless the Partnership and all other Partners (other than a Partner who is, at the time of such withdrawal, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or any such other Partner arising out of or resulting from such retirement or withdrawal.

         Section 7.02. Dissolution of the Partnership. The Partnership shall be dissolved, wound up and terminated upon the occurrence of any of the following:

         (a) An event occurs such that under the Act a General Partner ceases to serve as a General Partner (an "event of withdrawal"), unless:

                 (i) the remaining General Partner, if any, elects in writing within ninety (90) days after such event to reconstitute the Partnership, to continue as the General Partner and to continue the Partnership and its business, and

                 (ii) if there is no remaining General Partner, within ninety (90) days after such event, all of the Limited Partners agree to appoint in writing a successor General Partner, as of the date of the withdrawal of the General Partner, and agree to reconstitute the Partnership and to continue the business of the Partnership, and such successor General Partner agrees in writing to accept such election;

         (b) Any Partner (i) is voluntarily adjudicated a debtor, bankrupt or insolvent, (ii) seeks, consents to or does not contest the appointment of a receiver or trustee for it or for all or any substantial part of its property,
(iii) files a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state,
(iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as they mature;

         (c) (i) a petition is filed against any Partner seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state, or (ii) a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of said Partner, a receiver or a trustee for it, or for all or any part of its property, and such petition, order, judgment or decree shall not be and remain discharged or stayed within one hundred and eighty (180) days after its entry;

         (d) Any Partner fails to perform its obligations hereunder and such failure continues for a period of thirty (30) days following notice by the other Partners specifying the nature of such default unless the nature of such obligation does not permit its cure within thirty (30) days, in which event such Partner shall be afforded a period not to exceed one hundred twenty (120) days to cure such default if such Partner commences remedial action within such thirty (30) day period and diligently prosecutes the same to completion;

         (e) The sale or other disposition, not including an exchange, of substantially all the assets (i) of the Partnership or (ii) of Tele-Com and Northwest;

         (f) December 31, 2023, unless extended by the consent of all Partners; or

         (g) Subject to any restriction in any agreement to which the Partnership is a party, an election to dissolve the Partnership made by both the General Partner and the Limited Partner.

         Section 7.03. Continuation and Reconstitution of Partnership. If the Partnership is continued as provided in Section 7.02(a)(i) or (ii), then as of the date of withdrawal, the General Partner with respect to which an event of withdrawal under Section 7.02 has occurred (or his or its estate or successor in interest) (the "Withdrawing General Partner") shall have none of the powers of a General Partner under the Agreement or applicable law and shall have only the rights of an assignee of a partnership interest under the Act and the right to share in Partnership income, deductions, credits, gains, losses and distributions in accordance with the Contribution Percentage and Capital Account appurtenant to the General Partner's interest. The Withdrawing General Partner's estate, legal representatives or successors-in-interest, as the case may be, shall remain primarily and directly liable for the performance of all his or its obligations under the Agreement. If the Partnership is reconstituted pursuant to Section 7.02(a)(i) or (ii), the remaining General Partner or the successor General Partner (whichever is applicable) shall have all the rights, powers and obligations of the General Partner hereunder and all references to the "General Partner" herein shall refer to such remaining or successor General Partner, as the case may be, unless the context clearly indicates otherwise. The remaining General Partner or the successor General Partner, as the case may be, shall reflect the consummation of the transactions contemplated in Section 7.02(a)(i) or (ii) by preparing an amendment to this Agreement pursuant to the provisions of Section 8.03, which amendment shall be signed by all Partners.

         Section 7.04.  Death, etc. of a Limited Partner.

         (a) The death, disability, withdrawal, winding-up and termination (in the case of a Limited Partner that is a partnership), dissolution (in the case of a Limited Partner that is a corporation), retirement or adjudication as a bankrupt of a Limited Partner (the "Withdrawing Limited Partner") shall not dissolve the Partnership, but the interest of the Withdrawing Limited Partner shall, upon the happening of such event, pass to the Withdrawing Limited Partner's successor-in-interest, who shall have none of the powers of a Limited Partner under the Agreement or applicable law and shall have only the right to share in Partnership income, deductions, credits, gains, losses and distributions in accordance with the Contribution Percentage and Capital Account appurtenant to the interest of the Withdrawing Limited Partner. The Withdrawing Limited Partner's successor-in-interest shall be deemed, by accepting such interest, to have assumed all the liabilities and unperformed obligations, under the Agreement or otherwise, that are appurtenant to the interest received by such successor-in-interest.

         (b) The General Partner shall reflect the consummation of the transactions contemplated in this Section 7.04 by preparing an amendment to this Agreement pursuant to the provisions of Section 8.03 which amendment shall be signed by all Partners.

         Section 7.05.  Termination of Partnership.

         (a) Upon dissolution of the Partnership unless continued pursuant to Section 7.02 or a purchase is consummated pursuant to Section 6.04, the Partnership shall be terminated as rapidly as business circumstances will permit. At the direction of the General Partner, or a Partner approved by the Limited Partner if the dissolution of the Partnership is caused by the occurrence of an event of withdrawal with respect to the General Partner (the General Partner or the other Partner, as the case may be, being herein called the "Terminating Partner"), a full accounting of the assets and liabilities of the Partnership shall be taken and a statement of the Partnership Assets and a statement of each Partner's Capital Account shall be furnished to all Partners as soon as is reasonably practicable. The Terminating Partner shall take such action as is necessary so that the Partnership's business shall be terminated, its liabilities discharged and its assets distributed as hereinafter described. The Terminating Partner may sell all of the Partnership Assets or distribute the Partnership Assets in kind. A reasonable period of time shall be allowed for the orderly termination of the Partnership to minimize the normal losses of a liquidation process.

         (b) Subject to (c) below, after the payment of all expenses of liquidation, of all debts and liabilities of the Partnership in such order or priority as provided by law (including any debts or liabilities to Partners, who shall be treated as secured or unsecured creditors, as may be the case, to the extent permitted by law, for sums loaned to or advanced on behalf of the Partnership, if any, as distinguished from Capital Contributions) and after all resulting items of Partnership income, gain, credit, loss or deduction are credited or debited to the Capital Accounts of the Partners in accordance with Articles III and IV hereof, all remaining Partnership

Assets shall then be distributed among the Partners in accordance with the respective remaining Capital Account balances of the Partners.

Notwithstanding any indication in this Agreement to the contrary, there shall be withheld from such distributions such reserves for contingent and unforeseen liabilities as the Terminating Partner in its reasonable discretion deems adequate, such reserves to be held and distributed in such manner and at such times as the Terminating Partner in its reasonable discretion deems advisable (with such distributions to be made in accordance with this Section 7.05(b)). Upon termination, a Partner may not demand and receive cash in return for such Partner's capital contributions and no Partner shall have any obligation to restore any deficit that may then exist in the Partner's Capital Account. Distributions on termination may be made by the distribution to each Partner of an undivided interest in any Partnership Asset that has not been sold at the time of the termination of the Partnership.

         (c) Distributions pursuant to the terms of this Agreement shall be made in accordance with the timing requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). In order to satisfy such timing requirements, Partnership Assets may be transferred to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Terminating Partner, in accordance with the terms of this Partnership Agreement.

         (d) Upon the dissolution of the Partnership and liquidation of its assets pursuant to this Article VII, if the General Partner has a negative balance in its Capital Account, the General Partner shall contribute to the Partnership, in cash, an amount equal to the lesser of (i) the deficit balance in its Capital Account, or (ii) the excess of 1.01% of the total capital contributions of the Limited Partner over the capital contributions previously contributed by the General Partner. Any amount contributed by the General Partner pursuant to this paragraph shall be applied and distributed as provided in Section 7.05(b).

         Section 7.06. Specific Performance. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in Article VI and
Article VII are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership Assets and the Partnership relationship. Accordingly, each of these obligations will be, and is hereby expressly made, enforceable by specific performance.

                                  ARTICLE VIII

                                    GENERAL

         Section 8.01. LIMITED PARTNER REPRESENTATIONS AND AGREEMENTS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE LIMITED PARTNER HEREBY REPRESENTS AND WARRANTS TO THE PARTNERSHIP, THE GENERAL PARTNER AND TO EACH OFFICER, DIRECTOR, SHAREHOLDER, AND CONTROLLING PERSON OF THE GENERAL PARTNER THAT: (a) THE INTEREST IN THE PARTNERSHIP OF THE LIMITED PARTNER IS ACQUIRED FOR INVESTMENT PURPOSES ONLY FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO OR IN CONNECTION WITH ANY DISTRIBUTION, REOFFER, RESALE OR OTHER DISPOSITION NOT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE "SECURITIES ACT") AND APPLICABLE STATE SECURITIES LAWS; (b) SUCH LIMITED PARTNER, ALONE OR TOGETHER WITH HIS OR ITS REPRESENTATIVES, POSSESSES SUCH EXPERTISE, KNOWLEDGE AND SOPHISTICATION IN FINANCIAL AND BUSINESS MATTERS GENERALLY, AND IN THE TYPE OF TRANSACTIONS IN WHICH THE PARTNERSHIP PROPOSES TO ENGAGE IN PARTICULAR, THAT IT IS CAPABLE OF EVALUATING THE MERITS AND ECONOMIC RISKS OF ACQUIRING AND HOLDING ITS PARTNERSHIP INTEREST AND HE OR IT IS ABLE TO BEAR ALL SUCH ECONOMIC RISKS NOW AND IN THE FUTURE; (c) SUCH LIMITED PARTNER HAS HAD ACCESS TO ALL OF THE INFORMATION WITH RESPECT TO THE INTEREST ACQUIRED BY IT UNDER THIS AGREEMENT THAT IT DEEMS NECESSARY TO MAKE A COMPLETE EVALUATION THEREOF AND HAS HAD THE OPPORTUNITY TO QUESTION THE GENERAL PARTNER CONCERNING SUCH INTEREST; (d) SUCH LIMITED PARTNER'S DECISION TO ACQUIRE ITS PARTNERSHIP INTEREST FOR INVESTMENT HAS BEEN BASED SOLELY UPON THE EVALUATION MADE BY IT; (e) SUCH LIMITED PARTNER IS AWARE THAT IT MUST BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE PARTNERSHIP FOR AN INDEFINITE PERIOD OF TIME BECAUSE INTERESTS IN THE PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER THE SECURITIES LAWS OF VARIOUS STATES AND, THEREFORE, CANNOT BE SOLD UNLESS SUCH INTERESTS ARE SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE; (f) SUCH LIMITED PARTNER IS AWARE THAT ONLY THE PARTNERSHIP CAN TAKE ACTION TO REGISTER SUCH INTEREST IN THE PARTNERSHIP AND THE PARTNERSHIP IS UNDER NO SUCH OBLIGATION AND DOES NOT PROPOSE TO ATTEMPT TO DO SO; AND (g) SUCH LIMITED PARTNER IS AWARE THAT THIS AGREEMENT PROVIDES RESTRICTIONS ON THE ABILITY OF A LIMITED PARTNER TO SELL, TRANSFER, ASSIGN, MORTGAGE, HYPOTHECATE OR OTHERWISE ENCUMBER ITS INTEREST IN THE PARTNERSHIP; AND (h) SUCH LIMITED PARTNER AGREES THAT IT WILL TRUTHFULLY AND COMPLETELY

ANSWER ALL QUESTIONS, AND MAKE ALL COVENANTS, THAT THE PARTNERSHIP OR THE GENERAL PARTNER MAY, CONTEMPORANEOUSLY OR HEREAFTER, ASK OR DEMAND FOR THE PURPOSE OF ESTABLISHING COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

         Section 8.02.  Notice.

         (a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

         (b) All notices, demands and requests to be sent to a Partner or any Substituted or Admitted Limited Partner pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such Partner, (iii) deposited in the United States mail, addressed to such Partner, prepaid and registered or certified with return receipt requested or (iv) transmitted via telecopier or other similar device to the attention of such Partner.

         (c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four (24) hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight (48) hours after being deposited in the United States mail or (iv) twelve (12) hours after being telecopied or otherwise transmitted if receipt has been confirmed.

         (d) The Partners and any Substituted Partners shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as his or its address any other address within the United States of America by giving to the other parties at least thirty (30) days written notice thereof, in the manner prescribed in Section 8.02(b); provided, however, that to be effective, any such notice must be actually received (as evidenced by a return receipt or similar proof).

         (e) All distributions to any Partner shall be made at the address at which notices are sent unless otherwise specified in writing by any such Partner.

         Section 8.03.  Amendments.  This Agreement may be amended or modified
(i) as authorized in this Agreement or (ii) otherwise pursuant to a writing executed and delivered by the General Partner and the Limited Partner.

         Section 8.04. Governing Laws and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 8.05. Entire Agreement. This Agreement, including all exhibits to this Agreement and, if any, exhibits to such exhibits, contains the entire agreement among the parties relative to the matters contained in this Agreement.

         Section 8.06. Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of his or its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, regardless of how long such failure continues, shall not constitute a waiver by such Partner of his or its rights hereunder.

         Section 8.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

         Section 8.08. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective legal representatives, successors and assigns. Whenever, in this Agreement, a reference to any party or Partner is made, such reference shall be deemed to include a reference to the legal representatives, successors and assigns of such party or Partner.

         Section 8.09. Tense and Gender. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. If the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

         Section 8.10. Captions. Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.

         Section 8.11. Benefits of Agreement. Nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Partnership or any creditor of any Partner or any other Person whatsoever, other than the Partners and the Partnership, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Partners and the Partnership.

         Section 8.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto constitutes the original counterpart instrument. All of these counterpart pages shall be read as though one and they shall have the same force and effect as if all of the paries had executed a single signature page.

         Section 8.13. Representations and Warranties of Each Partner. Each Partner hereby acknowledges, represents and warrants to, and agrees with, the Partnership and the Partners as follows:

         (a) The acceptance of this Agreement by such Partner as evidenced by its signature on the signature pages of this Agreement has been authorized by all necessary action on behalf of such Partner and this Agreement is the valid and binding obligation of such Partner, enforceable in accordance with its terms.

         (b) Such Partner's execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in any violation of, or default under, any provision of this Agreement, or any agreement or other instrument to which such Partner is a party or by which it or any of its properties are bound or, to the best of its knowledge, any statute, regulation, case law, judicial or administrative order or decree or governmental license or permit or any interpretation thereof by any governmental or regulatory authority or court of competent jurisdiction applicable to it or its business or properties or those of its Partner Affiliates.





                             [intentionally blank]

         Each of the undersigned has executed and delivered this Limited Partnership Agreement of McMillian Partners, L.P. to be effective as of the Effective Date.

                                        GENERAL PARTNER

3015 SSE Loop 323                       MCMILLIAN HOLDINGS, INC.
Tyler, Texas 75701

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________



                                        LIMITED PARTNER


3015 SSE Loop 323                       TAL FINANCIAL CORPORATION
Tyler, Texas  75701
                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                   SCHEDULE A
                      to the Limited Partnership Agreement
                                       of
                            McMillian Partners, L.P.



                                                                              INITIAL             SUBSEQUENT
                                                      CONTRIBUTION            CAPITAL              CAPITAL
                  GENERAL PARTNER                      PERCENTAGE          CONTRIBUTION          CONTRIBUTION
                  ---------------                      ----------          ------------          ------------
         McMillian Holdings, Inc.                           51.0%              $510                $ 30,600

                  LIMITED PARTNERS
                  ----------------

         TAL Financial Corporation                          49.0%              $490                $ 29,400